Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-166715) and Form S-1 (No. 333-169471) of Spansion Inc. of our report dated February 22, 2011 relating to the financial statements of the Predecessor Company and of our report dated February 23, 2012 relating to the financial statements, the financial statement schedule, and the effectiveness of internal control over financial reporting of the Successor Company, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 23, 2012